Exhibit 99.1

January 28, 2013	Contact:	Shawn Morgan
(248) 512-2692 (office)
(248) 760-2621 (cell)
shawn.morgan@chrysler.com

Chrysler Group Appoints New General Counsel

Auburn Hills, Mich., Jan 28, 2013 - Chrysler Group today announced Marjorie Loeb is appointed Senior Vice President – General Counsel and Secretary. She replaces Holly Leese who has announced her intention to retire from the company after 33 years. The appointment is effective immediately.

Loeb joined the Company in 2010 as an Assistant General Counsel. Prior to joining Chrysler, she served as the Assistant General Counsel and Secretary - Corporate and Securities for Delphi Automotive Systems, LLC and was a Principle at the Miro Weiner & Kramer law firm. Loeb holds a bachelor degree in Economics from Wellesley College and a juris doctorate from Harvard University.

Leese joined Chrysler Corporation as a staff attorney, and has held many roles in the Office of the General Counsel with increasing responsibilities. As General Counsel, Leese played a vital role in helping the Company successfully navigate through several historical milestones.

“I am honored to have worked with Holly over the last three years,” said Sergio Marchionne, Chrysler Group Chairman and CEO. “We thank her for her many years of dedication to the Company and wish her and her family only the best.”

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